 CHEMBIO ENTERS INTERNATIONAL DISTRIBUTION AND ASSEMBLY AGREEMENT WITH LABTEST

Leading Brazilian Diagnostic Company to Market DPP® Products in Brazil

MEDFORD, N.Y (May 21, 2013) – Chembio Diagnostics, Inc. (NASDAQ: CEMI), a leader in point-of-care diagnostic tests, announces it has entered into an international assembly and distribution agreement with Labtest Diagnostica SA (Labtest), a leading diagnostics manufacturer and marketing organization based in Brazil, for products based upon Chembio’s patented Dual Path Platform (DPP®) in Brazil and potentially other markets outside the U.S.

Pursuant to the agreement, Chembio will manufacture and sell certain specialized test components to Labtest and will receive a royalty based on sales by Labtest of DPP® products.   Labtest will produce certain reagents and perform assembly and packaging operations in dedicated space at Labtest’s manufacturing facilities near Belo Horizonte, Brazil.  Chembio will provide Labtest with the training necessary to perform the operations specific to the DPP® products.  Labtest will also have responsibility for marketing, promotion and distribution of the products in Brazil.

All products will be marketed under brand names that will include Chembio’s DPP® trademark together with trade names selected by Labtest, and each test kit will state that Chembio Diagnostic Systems, Inc. is the licensor of the DPP® trademark and technology.  The products selected for inclusion in this agreement will address both private as well as public health markets, and will enable Chembio to participate in significant market opportunities in Brazil.  This agreement addresses market opportunities that are independent of those addressed by Chembio’s ongoing collaboration with the Oswaldo Cruz Foundation.

Chembio and Labtest will immediately begin product registration activities for an initial group of infectious disease products with sales expected to commence by early 2014.  The agreement contemplates additional products and territories to be added by mutual agreement.  In addition, the agreement offers the possibility for Labtest to assemble products for other global Chembio customers as a contract manufacturer.

Eliane Lustosa, President of Labtest, commented, “With this agreement we have access to high quality and innovative products that will enable Labtest to become even stronger in the Brazilian market.  Partnering with Chembio has the potential to go far beyond the current products in their portfolio. We intend to work closely in order to offer customized multiplex solutions that address the distinct healthcare needs of the different regions in Brazil.  This partnership with Chembio is consistent with our goal to maintain leadership by offering the best solutions to the Brazilian health system.”

Lawrence Siebert, Chembio’s Chief Executive Officer, commented, “This agreement with Labtest represents a second distribution arm for our branded DPP® products in the sizeable Brazilian point-of-care diagnostic market.  We are delighted to be working with Labtest, as they are well-regarded as a leading diagnostics manufacturer and marketer with high quality services and far reaching distribution.  We look forward to a long and successful collaboration.”

About Labtest

Labtest is the largest Brazilian in vitro diagnostic company that is owned by Brazilian nationals. It is located in Lagoa Santa, Metropolitan area of Belo Horizonte/MG, and it occupies more than twelve thousand square meters with its facility and headquarters. Labtest develops, produces and sells more than a million kits of reagents per year. Its range of products has a large line of reagents and equipment for several sizes of clinical laboratories.  It started in 1971, when it was founded by two clinical pathologist doctors, Geraldo Lustosa, MD, and José Carlos Basques, MD. Labtest has become known for its pioneering attitudes and for scientific innovations since then, as it was the first Brazilian company to produce reagents containing enzymes and to launch products with stable liquid technology.  Labtest currently is run by Dr. Eliane Lustosa and it operates in each of the 26 Brazilian States, in Latin America, and in other countries around the world. It is nationally and internationally certified and recognized, not only for its scientific and methodological accuracy, but also for its respect towards its clients.  Its staff consists of more than 190 employees, 15% of which are involved exclusively in research and development.  Labtest’s successful trajectory is highlighted by the continuous improvement of its products and services, always searching for more and more effective solutions for clinical laboratories in Brazil and all over the world.

Labtest has recently launched two new subsidiaries, CDICT and Audlab. CDICT leads all R&D activities of Labtest Group and Audlab is a manufacturer of diagnostic automation equipment in Brazil.  These companies were spun out of the R&D and equipment departments of Labtest, respectively, and are expected to foster collaborations worldwide in order to sell products in the Brazilian and Latin American Market.

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.   For more information, visit our website at www.chembio.com.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Chembio Diagnostics
Susan Norcott
(631) 924-1135, ext. 125
snorcott@chembio.com

LHA
Anne Marie Fields
(212) 838-3777
AFields@lhai.com
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